Exhibit 10.1

EMPLOYMENT AGREEMENT

     This Employment Agreement (“Agreement”) dated as of June 26, 2004, is entered into by and between Deerfield Capital Management LLC (“Deerfield”), a Delaware limited liability company and wholly owned subsidiary of Deerfield & Company LLC (“D&C”), an Illinois limited liability company, and Jonathan W. Trutter (“Employee”), and shall become effective as of (and subject to) the consummation of the transactions (collectively, the “Transaction”) contemplated by the Purchase Agreement, dated as of the date hereof, by and among Triarc Companies, Inc., Sachs Capital Management LLC, SLA Investments, Inc., Scott A. Roberts, Marvin Shrear, Gregory H. Sachs and any other parties named therein (the “Purchase Agreement”) (the date of the consummation of the Transaction being referred to herein as the “Effective Date”).

W I T N E S S E T H

     WHEREAS, Deerfield desires to continue to employ Employee on and following the consummation of the Transaction and to have the benefit of Employee’s services, and Employee similarly desires to continue to be employed by Deerfield, in each case pursuant to the terms and conditions hereof; and

     WHEREAS, Deerfield and D&C wish to assure that their respective “Confidential Information” (as defined herein), which Employee obtains as a result of Employee’s status as an employee of Deerfield, will remain confidential and that Deerfield’s and D&C’s business interests will be protected.

     NOW, THEREFORE, in consideration of the mutual promises contained herein and for other valuable consideration, the sufficiency of which is hereby acknowledged, IT IS AGREED AS FOLLOWS:

     1. Employment. Deerfield hereby continues to employ Employee as Chief Investment Officer of Deerfield, and Employee hereby agrees to continue such employment and agrees to perform the duties and responsibilities hereunder in accordance with the terms and conditions hereinafter set forth.

     (a) Term. The term of Employee’s employment under this Agreement shall commence on the Effective Date and conclude on the day preceding the fifth anniversary of the Effective Date, unless sooner terminated according to Section 3 (the “Term”). Subject to Section 8(i), this Agreement shall terminate upon the expiration of the Term.

     (b) Duties and Responsibilities. Employee shall devote Employee’s full time, business skills and attention to the performance of Employee’s duties, and shall have direct reporting responsibility to the President of Deerfield, and shall be available during normal business hours and at such times as may otherwise be required. Employee shall use Employee’s best efforts, expertise and knowledge to preserve, develop and maintain the interests of Deerfield and each “Affiliate” (as defined below) of Deerfield. Employee’s duties shall include working with other members of Deerfield, D&C or any of their respective

Affiliates in a professional, cooperative and efficient manner and such other duties as may from time to time be assigned by Deerfield; provided, that such duties are generally consistent with Employee’s skills and level of responsibility within the organization. Employee shall maintain all regulatory licenses and registrations necessary to the performance of Employee’s duties hereunder. Deerfield may require Employee to perform any of the duties set forth in this Section 1(b) on behalf of Deerfield, D&C or any of their respective direct or indirect subsidiaries.

     (c) Outside Activities. During the Term, Employee shall not engage or otherwise be involved in any other business, trade or profession that creates an actual, potential or perceived conflict with the interests of Deerfield or any Affiliate of Deerfield, or that otherwise conflicts with Employee’s ability to perform Employee’s duties and responsibilities hereunder unless approved by the Board of Directors of D&C (the “Board”).

     2. Compensation and Benefits.

     (a) Base Salary. During the Term, Employee shall receive a base salary of no less than $416,250 per year (the “Base Salary”), payable in accordance with the payroll practices of Deerfield as in effect from time to time.

     (b) Bonus.

      (i) Guaranteed Bonus. During the Term, Employee shall participate in the Bank Loan Group Bonus Program. For purposes of this Agreement, the “Bank Loan Group Bonus Program” means the bonus program generally made available to members of Deerfield’s bank loan group, as such program is in effect on the Effective Date. Deerfield hereby agrees that the Bank Loan Group Bonus Program shall remain in effect during the Term. Notwithstanding the foregoing, with respect to each fiscal year completed during the Term, commencing with the 2004 fiscal year, Employee’s total bonus(es), including any bonus pursuant to the Bank Loan Group Bonus Program, for such year shall be no less than $783,750 (the “Guaranteed Bonus”)

     (ii) Retention Bonus. In the event that Employee remains employed by Deerfield or an Affiliate of Deerfield through the day prior to the fifth anniversary of the Effective Date, Employee shall be entitled to receive a payment equal to $2,000,000 within 90 days following the fifth anniversary of the Effective Date (the “Retention Bonus”).

     (c) Business Expense Reimbursement. Employee shall be reimbursed for Employee’s reasonable and necessary business expenses, including reasonable travel, lodging and entertainment expenses, in accordance with Deerfield’s business expense reimbursement policy as in effect from time to time and upon submission of appropriate documentation and receipts within thirty (30) days of the date on which the expense is incurred.

     (d) Profits Interest Grant. Within thirty (30) days following the Effective Date, Employee shall be awarded a profits-only membership interest in D&C representing 1.5% of the outstanding membership interests in D&C (the “Profits Interest Grant”), subject to the terms and conditions of a profits-only interest grant agreement to be entered into at the time of grant and any other agreement(s) required to be entered into pursuant thereto (the “Profits Interest Grant Agreement”). Subject to the terms of the Profits Interest Grant Agreement, the Profits Interest Grant shall vest as to one-third of the Profits Interest Grant on each of the third, fourth and fifth anniversaries of the Effective Date; provided, that Employee remains employed by Deerfield or an Affiliate of Deerfield on the day prior to each such anniversary, as applicable.

     (e) Benefits. Employee will be entitled to participate in the medical, dental, life, long-term disability and retirement plans as may be in effect from time to time.

     (f) Deductions. All salary and other payments and allowances outlined in this Agreement are subject to such withholding and deductions as may be required by law, as determined by Deerfield in its sole discretion.

     (g) KEEP Plan. In connection with entering into this Agreement, Employee hereby waives any rights Employee has as a participant in D&C’s Key Employee Equity Participation Plan (the “KEEP Plan”) and with respect to any outstanding share appreciation rights granted to Employee pursuant to the KEEP Plan, and agrees that such share appreciation rights shall be cancelled without further consideration effective as of the Effective Date.

     3. Termination.

     (a) Termination by Deerfield without Cause; Termination by Employee for Good Reason.

     (i) This Agreement and Employee’s employment may be terminated at any time prior to the day preceding the fifth anniversary of the Effective Date by Deerfield without “Cause” (as defined below) (other than by reason of Employee’s death or “Disability” (as defined below)) following the delivery of a “Notice of Termination” (as defined below) to Employee. In addition, this Agreement and Employee’s employment hereunder may be terminated at any time prior to the day preceding the fifth anniversary of the Effective Date by Employee for “Good Reason” (as defined below) following the delivery of a Notice of Termination to Deerfield.

     (ii) If Employee’s employment is terminated by Deerfield without Cause (other than by reason of Employee’s death or Disability) or by Employee for Good Reason (A) Employee shall be entitled to receive any earned but unpaid bonus for any fiscal year preceding the fiscal year in which the termination occurs, (B) Employee shall continue to receive the Base Salary and

Guaranteed Bonus payment(s) Employee would have received for the three years following the effective date of termination in accordance with the normal payroll and bonus payment practices of Deerfield and (C) Deerfield will pay Employee the Retention Bonus within 90 days following the fifth anniversary of the Effective Date. Except as set forth above, Employee shall have no further rights to any compensation (including any Base Salary or Guaranteed Bonus) or any other benefits under this Agreement. All other benefits, if any, due Employee following a termination pursuant to this Section 3(a) shall be determined in accordance with the plans, policies and practices of Deerfield; provided, however, that Employee shall not participate in any severance plan, policy or program of Deerfield.

     (iii) For purposes of this Agreement, “Good Reason” shall mean, without Employee’s consent, the occurrence of any of the following events: (A) a reduction by Deerfield in Employee’s Base Salary; (B) any adverse change in Employee’s title or responsibilities; (C) any requirement of Deerfield that Employee be based anywhere more than fifty (50) miles outside the city limits of Chicago, IL; or (D) a failure by Deerfield to pay Employee’s Base Salary or Guaranteed Bonus when due pursuant to this Agreement. Notwithstanding the foregoing, “Good Reason” shall not exist with respect to the matters set forth in clauses (A), (B), (C) or (D) above if, after written notice from Employee to the Board specifying the circumstances giving rise to Good Reason under such clause, Deerfield shall have cured the circumstances giving rise to Good Reason to the reasonable satisfaction of Employee within ten (10) business days after such notice.

     (b) Termination for Cause.

     (i) This Agreement and Employee’s employment may be terminated by Deerfield at any time for Cause following delivery of a Notice of Termination to Employee.

     (ii) For purposes of this Agreement “Cause” shall mean: (A) the breach by Employee of any material provision of this Agreement, including, but not limited to, Sections 5, 6 and 7, or the Profits Interest Grant Agreement; (B) Employee’s commission of a felony or violation of any law involving moral turpitude, dishonesty, disloyalty or fraud; (C) any failure by Employee to substantially comply with any written rule, regulation, policy or procedure of Deerfield or any Affiliate of Deerfield applicable to Employee, which noncompliance could reasonably be expected to have a material adverse effect on the business of Deerfield or any such Affiliate; (D) any failure by Employee to comply with Deerfield’s, or any Affiliate of Deerfield’s, policies with respect to insider trading applicable to Employee; (E) a willful material misrepresentation at any time by Employee to any member of the Board or any director or superior executive officer of Deerfield or any of its Affiliates; (F) Employee’s willful failure or refusal to comply with any of Employee’s material obligations hereunder or a reasonable and lawful instruction of the Board or the person to whom Employee reports; or (G) commission by Employee of any act of fraud or gross negligence in the course of Employee’s employment hereunder or any other action by Employee, in either case that is determined to be detrimental to Deerfield or any of its Affiliates (which determination, in the case of gross negligence or such other action, shall be made by the Board in its reasonable discretion); provided, however, that, except for any willful or grossly negligent acts or omissions, the commission of any act or omission described in clause (A) or (C) that is capable of being cured shall not constitute Cause hereunder unless and until Employee, after written notice from Deerfield to Employee specifying the circumstances giving rise to Cause under such clause, shall have failed to cure such act or omission to the reasonable satisfaction of the Board within ten (10) business days after such notice.

     (iii) In the event Employee’s employment is terminated pursuant to this Section 3(b), Employee shall be entitled to receive Employee’s Base Salary through the date of termination and any earned but unpaid Guaranteed Bonus for any fiscal year preceding the fiscal year in which the termination occurs. Employee shall have no further rights to any compensation (including any Base Salary or Guaranteed Bonus) or any other benefits under this Agreement. All other benefits, if any, due Employee following a termination pursuant to this Section 3(b) shall be determined in accordance with the plans, policies and practices of Deerfield; provided, however, that Employee shall not participate in any severance plan, policy or program of Deerfield.

     (c) Termination due to Death or Disability. This Agreement and Employee’s employment shall terminate immediately upon Employee’s death or, following delivery of a Notice of Termination by Deerfield to Employee, due to Employee’s Disability. In the event Employee’s employment is terminated pursuant to this Section 3(c), Employee (or Employee’s estate, as the case may be) shall be entitled to receive Employee’s Base Salary through the date of termination and any earned but unpaid Guaranteed Bonus for any fiscal year preceding the fiscal year in which the termination occurs. Employee (or Employee’s estate, as the case may be) shall have no further rights to any compensation (including any Base Salary or Guaranteed Bonus) or any other benefits under this Agreement. All other benefits, if any, due Employee (or Employee’s estate, as the case may be) following a termination pursuant to this Section 3(c) shall be determined in accordance with the plans, policies and practices of Deerfield; provided, however, that Employee (or Employee’s estate, as the case may be) shall not participate in any severance plan, policy or program of Deerfield. For purposes of this Agreement, “Disability” shall mean: Employee’s physical or mental incapacity as a result of which Employee is unable for a period of ninety (90) days during any one hundred eighty (180) day period to perform Employee’s duties with substantially the same level of quality as immediately prior to such incapacity.

     (d) Notice of Termination. Any termination of this Agreement and Employee’s employment by Deerfield (other than the immediate and automatic termination of this Agreement and Employee’s employment upon Employee’s death) shall be communicated by a written Notice of Termination to Employee or, in the case of a termination by Employee for Good Reason, to Deerfield, delivered in accordance with Section 8(m). For purposes of this Agreement, a “Notice of Termination” shall mean a notice that indicates the specific termination provision in this Agreement relied upon and the date of termination, as determined by Deerfield or, in the case of a termination by Employee for Good Reason, the circumstances alleged to give rise to Good Reason, and which date of termination shall be at least five (5) business days following the date on which Employee gives the Notice of Termination to Deerfield.

     (e) Obligations Following Notice. If this Agreement and Employee’s employment are terminated, Employee shall, prior to the effective date of such termination or as may otherwise be agreed by Deerfield and Employee, (i) meet with Employee’s supervisors as requested by Deerfield for the purpose of winding up any pending work and providing an orderly transfer of the duties, accounts, customers and/or clients for which Employee has been responsible, identifying key Confidential Information likely to be in Employee’s possession, and discussing Employee’s future plans for employment in light of Employee’s obligations under this Agreement and the Profits Interest Grant Agreement; (ii) promptly deliver to Deerfield all property belonging to Deerfield and any of its Affiliates, including any and all Confidential Information, equipment (including, without limitation, any cell phones, computers, printers, fax machines, pagers, Personal Digital Assistants, Bloomberg terminals or Travellers, and Reuters terminals), automobiles and other property of Deerfield or any of its Affiliates that may be in Employee’s possession or under Employee’s control, whether at Deerfield’s offices, Employee’s home or elsewhere, including all such papers, work papers, notes, documents and equipment in the possession of Employee or Employee’s counsel and any copies or duplicates thereof, and all originals and copies of papers, notes and documents (in any medium, including computer disks), whether property of Deerfield or any of its Affiliates or not, prepared, received or obtained by Employee or Employee’s counsel during the course of Employee’s employment with Deerfield or any of its Affiliates; and (iii) devote Employee’s full time and attention to these obligations and Employee’s other responsibilities as directed by Deerfield. Moreover, if Employee’s employment is terminated pursuant to Section 3(a) by Deerfield without Cause (other than by reason of Employee’s death or Disability), by Employee for Good Reason, or by Deerfield pursuant to Section 3(c) due to Employee’s Disability, the continued payment of Base Salary, and the right to receive payment in respect of vested profits-only membership interests granted pursuant to the Profits Interest Grant Agreement, as applicable, shall be subject to Employee’s execution of a release, in substantially the form attached hereto as Exhibit A, subject to revision to reflect changes in applicable law.

     4. Definitions. For purposes of Sections 5, 6 and 7 of this Agreement (and otherwise where used in this Agreement), the following terms shall have the meanings set forth herein:

     (a) “Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with that first Person. For purposes of this definition, “control” of a Person shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract, or otherwise. When referencing an “Affiliate” of Deerfield or D&C in this Agreement, the parties specifically acknowledge that such term includes Triarc and its Affiliates and shall include any Affiliate that may be organized in the future.

     (b) “Client” shall mean all Past Clients, Present Clients and Potential Clients, subject to the following general rules: (i) with respect to each such Client, the term shall also include any Persons that, to the Knowledge of Employee, are Affiliates of such Client, directors, officers or employees of such Client or any such Affiliates thereof, or Persons who are members of the Immediate Family of any of the foregoing Persons or Affiliates of any of them; (ii) with respect to any such Client that is a collective investment vehicle (provided that, for the avoidance of doubt, a 401(k) retirement plan shall not itself be considered a “collective investment vehicle” except to the extent Employee has actual knowledge of the identities of investors therein), the term shall also include any investor or participant in such Client (provided that, in the case of any collective investment vehicle that is a registered investment company, an investor or participant therein shall not be deemed a “Client” hereunder unless such investor or participant has in the aggregate at least $500,000 under management by Deerfield and its Affiliates (whether through investments in registered investment companies or otherwise)); and (iii) with respect to any such Client that is a trust or similar entity, the term shall include the settler and each of the beneficiaries of such Client and the Affiliates and Immediate Family members of any such Persons.

     (c) “Confidential Information” shall mean all proprietary information or data relating to the business of Deerfield or any of its Affiliates to which Employee has access and/or learns prior to or during the Term, including, but not limited to: business and financial information; new product development; formulas, identities of and information concerning Clients, vendors and suppliers; development, expansion and business strategies, plans and techniques; computer programs, devices, methods, techniques, processes and inventions; research and development activities; compilations and other materials developed by or on behalf of Deerfield, D&C or any of their respective Affiliates (whether in written, graphic, audio-visual, electronic or other media, including computer software). Confidential Information also includes information of any third party doing business with Deerfield or any of its Affiliates that such third party identifies as being confidential or that is subject to a confidentiality agreement with such third party. Confidential Information shall not include any information that is in the public domain or otherwise publicly available (other than as a result of a wrongful act of Employee or an agent or other employee of Deerfield or any of its Affiliates, including a breach of Section 5(b) below).

     (d) “Immediate Family” shall mean, with respect to any individual, such individual’s spouse; the descendants (natural or adoptive, of the whole or half blood) of such individual or such individual’s spouse; the parents and grandparents (natural or adoptive) of such individual or such individual’s spouse; and the descendants of the parents (natural or adoptive) of such individual or such individual’s spouse.

     (e) “Investment Management Services” shall mean any services (including sub-advisory services) that involve (a) the management of an investment account or fund (or portions thereof), or a group of investment accounts or funds, of any Person for compensation or (b) the rendering of advice with respect to the investment and reinvestment of assets or funds (or any group of assets or funds) of any Person for compensation (but excluding the rendering of such advice to any subsequent employer of Employee that is not in the business of managing investment accounts or funds or rendering advice to or for the benefit of third parties with respect to investment or reinvestment of assets or funds, where such advice is rendered solely for such employer’s own proprietary use and the only compensation received by Employee is in the form of salary, wages or bonus paid by such employer), and, in the case of both (a) and (b), performing activities related or incidental thereto.

     (f) “Knowledge of Employee” shall mean Employee’s actual knowledge or the knowledge Employee should have obtained after making due inquiry.

     (g) “Past Client” shall mean any Person who, to the Knowledge of Employee, had been an advisee or investment advisory customer of, or was otherwise a recipient of Investment Management Services from, Deerfield or any of its Affiliates at any time during the one (l) year period immediately preceding the date of termination of Employee’s employment, but at such date is not an advisee or investment advisory customer or client of, or recipient of Investment Management Services from, Deerfield or any of its Affiliates.

     (h) “Person” or “Persons” means any individual, corporation, partnership, joint venture, association, joint-stock company, business trust, limited liability company, trust, unincorporated organization or government or a political subdivision, agency or instrumentality thereof or other entity or organization of any kind.

     (i) “Potential Client” shall mean any Person to whom Employee or, to the Knowledge of Employee, Deerfield or any of its Affiliates, or any owner, part owner, shareholder, partner, member, director, officer, trustee, employee, agent or consultant (or Person acting in a similar capacity) of any such Person (acting on their behalf), has, within the one (l) year period prior to the date of termination of Employee’s employment, offered (whether by means of a personal meeting or by telephone call, letter, written proposal or otherwise) to provide Investment Management Services, but who is not on the date of termination of Employee’s employment an advisee or investment advisory customer of, or otherwise a recipient of Investment Management Services from, Deerfield or any of its Affiliates (directly or indirectly). The preceding sentence is meant to exclude (i) advertising, if any, through mass media in which the offer, if any, is available to the general public, such as magazines, newspapers and sponsorships of public events and (ii) “cold calls” and mass-mailing form letters, in each case to the extent not directed towards any particular Person and not resulting in an indication of interest or a request for further information.

     (j) “Present Client” shall mean, at any particular time, any Person who, to the Knowledge of Employee, at the time of Employee’s employment or thereafter is an advisee or investment advisory customer of, or otherwise a recipient of Investment Management Services from, Deerfield or any of its Affiliates (directly or indirectly).

     (k) “Prohibited Competition Activity” shall mean any of the following activities:

     (i) directly or indirectly, whether as owner, part owner, partner, shareholder, member, director, officer, trustee, employee, agent or consultant (or Person acting in a similar capacity) for or on behalf of any Person other than Deerfield or any of its Affiliates: (A) diverting or taking away any funds or investment accounts with respect to which Deerfield or any of its Affiliates is performing Investment Management Services (other than funds of which Employee and/or members of Employee’s Immediate Family are the sole beneficial owners, subject to any applicable restrictions relating thereto set forth in any agreement to which Employee or any of Employee’s Affiliates is a party); or (B) soliciting any Person to divert or take away any such funds or investment accounts (other than funds of which Employee and/or members of Employee’s Immediate Family are the sole beneficial owners, subject to any applicable restrictions relating thereto set forth in any agreement to which Employee or any of Employee’s Affiliates is a party); or

     (ii) directly or indirectly, whether as owner, part owner, partner, shareholder, member, director, officer, trustee, employee, agent or consultant (or Person acting in a similar capacity) for or on behalf of any Person other than Deerfield or any of its Affiliates, performing any Investment Management Services (provided that if Employee directly performs Investment Management Services for Employee’s own account or a member of Employee’s Immediate Family without a fee or other remuneration, Employee shall not be considered to have engaged in a Prohibited Competition Activity solely due to the performance of such Investment Management Services).

     (l) “Triarc” shall mean Triarc Companies, Inc. and any entity to which it has assigned its rights, interest and obligations under the Purchase Agreement, together with its successors and assigns.

     (m) “Voting Stock” means, with respect to any Person, the capital stock or other equity or profits interests of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

     5. All Business to be the Property of Deerfield; Assignment of Intellectual Property; Confidentiality.

     (a) Employee agrees that any and all presently existing investment advisory businesses of D&C, Deerfield and their respective Affiliates (including businesses of any of their predecessors), and all businesses developed by D&C, Deerfield, any of their respective Affiliates or any predecessor thereto, including by Employee or any other employee of D&C, Deerfield, any of their respective Affiliates or any predecessor thereto, including, without limitation, all investment methodologies, all investment advisory contracts, fees and fee schedules, commissions, records, data, client lists, agreements, trade secrets, and any other incident of any business developed by D&C, Deerfield, any of their respective Affiliates or any predecessor thereto, or earned or carried on by Employee for D&C, Deerfield, any of their respective Affiliates or any predecessor thereto, and all trade names, service marks and logos under which D&C, Deerfield, any of their respective Affiliates or any predecessor thereto, do or have done business, and any combinations or variations thereof and all related logos, are and shall be the exclusive property of D&C, Deerfield or such Affiliate, as applicable, for its or their sole use, and (where applicable) shall be payable directly to D&C, Deerfield or such Affiliate (as applicable). In addition, Employee acknowledges and agrees that the investment performance of the accounts or funds managed by D&C, Deerfield or any of their respective Affiliates, or any predecessor thereto, was attributable to the efforts of the team of professionals at D&C, Deerfield, such Affiliate or such predecessor thereto, and not to the efforts of any single individual or subset of such team of professionals, and that therefore, the performance records of the accounts or funds managed by D&C, Deerfield or any of their respective Affiliates, or any predecessor thereto, are and shall be the exclusive property of D&C, Deerfield or such Affiliate, as applicable (and not of any other Person or Persons), and may not be used by Employee except with the prior written consent of the Board.

     (b) Employee acknowledges that, in the course of performing services hereunder and otherwise (including, without limitation, for Deerfield’s predecessors), Employee has had, and will from time to time have, access to Confidential Information, including without limitation, confidential or proprietary investment methodologies, trade secrets, proprietary or confidential plans, client identities and information, client lists, service providers, business operations or techniques, records and data (“Intellectual Property”) owned or used in the course of business by D&C, Deerfield or any of their respective Affiliates. Employee agrees always to keep secret and not ever publish, divulge, furnish, use or make accessible to anyone (otherwise than in the regular business of D&C, Deerfield and their respective Affiliates or as required by court order or by law (after consultation with outside counsel)) any Confidential Information of D&C, Deerfield or any of their respective Affiliates. At the termination of Employee’s services to Deerfield or any of its Affiliates for any reason, all data, memoranda, client lists, notes, programs and other papers, items and tangible media, and reproductions thereof relating to the foregoing matters in Employee’s possession or control, shall be returned to Deerfield or the applicable Affiliate and remain in its possession.

     (c) In accordance with Section 3 of the Illinois Employee Patent Act, Illinois Public Act 83-493, Employee is hereby advised that, notwithstanding any other provision of this Section 5 to the contrary, Employee shall not be required to assign to D&C, Deerfield or any of their respective subsidiaries, any invention, discovery or improvement conceived or made by Employee for which no equipment, supplies, facility or Confidential Information of D&C, Deerfield or any of their respective subsidiaries was used and that was developed exclusively and entirely on Employee’s own time unless such invention, discovery or improvement (i) relates to the business or the demonstrably anticipated research or development of D&C, Deerfield or any of their respective subsidiaries or (ii) results from or relates to any work performed by Employee for D&C, Deerfield or any of their respective subsidiaries.

     6. Non-Competition and Other Covenants.

     (a) During the Term and (i) in the event of the termination of Employee’s employment with Deerfield and its Affiliates by Deerfield without Cause or by Employee for Good Reason prior to the day preceding the fifth anniversary of the Effective Date, for the period commencing on the date of Employee’s termination hereunder and ending on the third anniversary of such date of termination, (ii) in the event of the termination of Employee’s employment with Deerfield and its Affiliates for any reason other than by Deerfield without Cause or by Employee for Good Reason prior to the day preceding the fifth anniversary of the Effective Date, for the period commencing on the date of Employee’s termination hereunder and ending on the later of (x) the fifth anniversary of the Effective Date or (y) the second anniversary of such date of termination or (iii) in the event of Employee’s termination of Employee’s employment with Deerfield and its Affiliates for any reason on or after the day preceding the fifth anniversary of the Effective Date, for the period commencing on the date of Employee’s termination and ending on the second anniversary of such date of termination (in the case of each of (i), (ii) or (iii) the “Non-Competition Period”), Employee shall not, directly or indirectly, engage in any Prohibited Competition Activity without the prior written consent of the Board, which consent may (or may not) be provided at the sole discretion of the Board.

     (b) In addition to, and not in limitation of, the provisions of Section 6(a), Employee agrees, for the benefit of Deerfield and its Affiliates, that during the Term and (i) in the event of the termination of Employee’s employment with Deerfield and its Affiliates by Deerfield without Cause or by

Employee for Good Reason, for the period commencing on the date of Employee’s termination hereunder and ending on the third anniversary of such date of termination, or (ii) in the event of the termination of Employee’s employment with Deerfield and its Affiliates for any reason other than by Deerfield without Cause or by Employee for Good Reason, for the period commencing on the date of Employee’s termination hereunder and ending on the seventh anniversary of the Effective Date, Employee shall not, directly or indirectly, whether as owner, part owner, shareholder, partner, member, director, officer, trustee, employee, agent or consultant, or in any other capacity, on behalf of Employee or any Person other than Deerfield or its Affiliates, without the prior written consent of the Board, which consent may (or may not) be provided at the sole discretion of the Board:

     (i) provide Investment Management Services to any Person that is a Past Client, Present Client or Potential Client; provided, however, that this clause (i) shall not be applicable to Clients (including Potential Clients) who are also members of the Immediate Family of Employee;

     (ii) solicit or induce, whether directly or indirectly, any Person for the purpose (which need not be the sole or primary purpose) of (A) causing any funds (other than funds of which Employee and/or members of Employee’s Immediate Family are the sole beneficial owners) with respect to which Deerfield or any of its Affiliates provides Investment Management Services to be withdrawn from such management, or (B) causing any Client (including any Potential Client) not to engage Deerfield or any of its Affiliates to provide Investment Management Services for any additional funds; provided, however, that this clause (ii)(B) shall not be applicable to Clients (including Potential Clients) who are also members of the Immediate Family of Employee;

     (iii) contact or communicate with, whether directly or indirectly, any Past, Present or Potential Clients in connection with Investment Management Services; provided, however, that this clause (iii) shall not be applicable to Clients (including Potential Clients) who are also members of the Immediate Family of Employee; or

     (iv) (A) solicit or induce, or attempt to solicit or induce, directly or indirectly, any employee or agent of, or consultant to, Deerfield or any of its Affiliates to terminate its, his or her relationship therewith, (B) hire or engage any employee, external researcher or similar agent or consultant, or former employee, external researcher or similar agent or consultant of Deerfield or any of its Affiliates who was employed by or acted as an external researcher or similar agent or consultant of Deerfield or any of its Affiliates at any time during the eighteen (18) month period preceding such hiring or engagement of such Person; or

     (v) work in any enterprise, or any division of an enterprise, the business of which enterprise or division, as the case may be, primarily involves the provision of Investment Management Services, with any employee, external researcher or similar agent or former employee, external researcher or similar agent of Deerfield or any of its Affiliates who, to the Knowledge of Employee, was employed by or acted as an agent to Deerfield or any of its Affiliates at any time during the twelve (12) month period preceding the termination of Employee’s employment (excluding for all purposes of this sentence, secretaries and persons holding other similar positions).

Notwithstanding the provisions of Sections 6(a) and 6(b), Employee may make passive personal investments in an enterprise that is competitive with Deerfield or any of its Affiliates, the shares or other equity interests of which are publicly traded; provided that, Employee’s holdings therein, together with any holdings of Employee’s Affiliates and members of Employee’s Immediate Family, are less than five percent (5%) of the outstanding shares or comparable interests in such entity.

     (c) Employee and Deerfield agree that the periods of time and the unlimited geographic area applicable to the covenants of this Section 6 are reasonable in view of (i) Employee’s receipt of the Profits Interest Grant (and Employee’s resulting status as a member of D&C from and after the date all or a portion of such Profits Interest Grant vests), (ii) Employee’s receipt of the payments specified in Sections 2 and (if applicable) 3 above, (iii) the geographic scope and nature of the business in which Deerfield and its Affiliates are engaged (including Deerfield’s predecessors), including the geographic location of its Clients, (iv) Employee’s knowledge of Deerfield’s and its Affiliates’ businesses, (v) Employee’s relationships with Deerfield’s and its Affiliates’ investment advisory clients and (vi) Employee’s continued employment with Deerfield and Employee’s receipt of other payments and benefits pursuant to this Agreement. However, if such period or such area nonetheless should be adjudged unreasonable in any judicial proceeding, then the period of time shall be reduced by such number of months or such area shall be reduced by elimination of such portion of such area, or both, as are deemed unreasonable, so that this covenant may be enforced in such maximum area and during such maximum period of time as are adjudged to be reasonable.

     (d) Employee agrees (on behalf of Employee and Employee’s Affiliates) not to make any communication to any third party (including, by way of example and not of limitation, any Client (including Potential Clients) or employee of Deerfield or any of its Affiliates) that would, or is reasonably likely to, disparage, create a negative impression of, or in any way be harmful to the business or business reputation of Deerfield or any of its Affiliates or their respective successors and assigns, and the then current and former officers, directors, shareholders, partners, members, employees, agents and consultants (or Person acting in a similar capacity) of each of the foregoing.

     (e) Notwithstanding anything in Section 6(a) and 6(b) to the contrary, in the event of the termination of Employee’s employment with Deerfield and its

Affiliates by Deerfield without Cause or by Employee for Good Reason prior to the day preceding the fifth anniversary of the Effective Date, following the Non-Competition Period set forth in Section 6(a)(i), Employee may disclose Employee’s own record of achievement with Deerfield, including summary information about the performance of the bank loan group for which Employee has been the principal portfolio manager.

     7. Remedies upon Breach; No Effect on Similar Covenants Elsewhere.

     (a) In the event that Employee breaches any of the covenants or agreements set forth in Sections 5 or 6 of this Agreement or materially breaches any other covenant or agreement set forth in any other Section of this Agreement, whether during the Term or following the termination of Employee’s employment with Deerfield for any reason, then in any such case (i) Employee shall forfeit Employee’s and Employee’s Affiliates’ rights to any equity, and D&C (and any of its assignees thereunder) shall have no further obligations, under any agreement related to the grant, award, issuance or sale of equity interests in D&C entered into between D&C and Employee (or any Affiliate thereof), including this Agreement and the Profits Interest Grant Agreement, and (ii) Deerfield, D&C and any of their respective Affiliates shall be entitled to withhold any other payments to which Employee (or any Affiliate thereof) would otherwise be entitled hereunder, under the Profits Interest Grant Agreement or otherwise, to offset damages resulting from such breach.

     (b) Employee agrees that any breach of any of the covenants contained in this Agreement by Employee could cause irreparable damage to Deerfield and its Affiliates, and that Deerfield and/or any of its Affiliates (or the successors or assigns of any of them) shall have the right to specific performance and/or an injunction or other equitable relief (in addition to other legal remedies) to enforce or prevent any violation of Employee’s obligations hereunder. Nothing in this Agreement shall be construed as limiting Deerfield’s, any of its Affiliates’ or their successors’ or assigns’ protections and remedies under any applicable statute or common law cause of action.

     (c) The covenants of Employee contained in Sections 5 and 6 of this Agreement are in addition to, and not in lieu of, any similar covenants contained in the Profits Interest Grant Agreement or in any other document.

     8. Miscellaneous.

     (a) Severability. Whenever possible, each section, portion and provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. If any section, portion or provision of this Agreement, however, is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, and a court of competent jurisdiction or an arbitrator cannot modify such section, portion or provision or enforce the modified section, portion or provision, such invalidity, illegality or unenforceability will not affect any other section, portion or provision, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable section, portion or provision had never been contained herein.

     (b) Governing Law; Jurisdiction and Venue; Jury Trial Waiver. Notwithstanding principles of conflicts of law of any jurisdiction to the contrary, all terms and provisions of this Agreement are to be construed and governed by the internal laws of the State of Illinois. Any and all proceedings relating to Section 4, Section 5, Section 6, and, solely as it relates to Section 4, Section 5 or Section 6, Section 7 hereof shall, at the sole option of Deerfield, be maintained in either the courts of the State of Illinois or the federal District Courts sitting in Cook County, Illinois or the courts of the state of New York or the federal District Courts sitting in Manhattan, New York and Employee hereby agrees to submit to the personal jurisdiction of such court and not to argue that such court is forum non conveniens. THE PARTIES EXPRESSLY AND KNOWINGLY WAIVE ANY RIGHT TO A JURY TRIAL IN THE EVENT ANY ACTION ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT IS LITIGATED OR HEARD IN ANY COURT.

     (c) Post-Termination Covenant. Following the termination of Employee’s employment for any reason, Employee agrees to cooperate, at the expense of Deerfield, with D&C, Deerfield and any of their respective Affiliates with respect to any litigation, administrative proceedings or investigation relating to the activities of D&C, Deerfield or any of their respective Affiliates during the period of Employee’s employment with Deerfield including, without limitation, being available for depositions and to be a witness at any trial or proceedings, help in preparation of any legal documentation and providing affidavits and any advice or support that D&C, Deerfield or any Affiliate thereof may request of Employee in connection with such litigation, proceeding or investigation.

     (d) Dispute Resolution. Except to the extent contemplated by Section 8(b) of this Agreement, all disputes arising in connection with Employee’s employment hereunder or any rights arising pursuant to this Agreement shall be resolved by binding arbitration in accordance with the applicable rules of the American Arbitration Association. The arbitration shall be held in Cook County, Illinois before a single arbitrator selected in accordance with Section 11 of the American Arbitration Association Commercial Arbitration Rules who shall have (i) substantial business experience in the investment advisory industry, and shall otherwise be conducted in accordance with the American Arbitration Association Commercial Arbitration Rules and (ii) the right to award to any party any right or remedy that is available under applicable law. The award of the arbitrator shall be final and binding and may be entered and enforced in any court of competent jurisdiction. The language of arbitration shall be English.

     (e) Employee’s Representations and Warranties.

     (i) Employee represents and warrants that, except as may be provided by law, Employee is not covered by any employment agreement, covenant not to compete, confidentiality agreement or any other contractual or other obligation that would preclude Employee from entering into this Agreement or from using Employee’s best efforts to perform Employee’s duties and responsibilities under this Agreement.

     (ii) Employee represents and warrants that Employee has had an opportunity to be represented by legal counsel in connection with this Agreement.

     (f) Effect of Waiver or Consent. A waiver or consent, express or implied, of or to any breach or default by Employee in the performance by Employee of Employee’s obligations to Deerfield or any of its Affiliates under this Agreement is not a waiver or consent of or to any other breach or default in the performance by Employee of the same or any other obligations of Employee with respect to Deerfield or any of its Affiliates. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right.

     (g) Entire Agreement. This Agreement constitutes the entire agreement between the parties as of the Effective Date and supersedes all previous agreements and understandings between the parties with respect to the subject matter hereof, including Employee’s employment agreement with Deerfield and D&C dated January 1, 2002 (the “Prior Employment Agreement”). Employee hereby acknowledges and agrees that the Prior Employment Agreement shall terminate as of immediately prior to the Effective Date, Employee shall have no further rights thereunder and Deerfield and its Affiliates shall have no further obligations thereunder.

     (h) Further Assurances. The parties hereto agree to execute and deliver to each other such other documents and to do such other acts and things that the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

     (i) Survival. Sections 3, 4, 5, 6, 7 and 8 shall survive and continue in full force and effect in accordance with their terms notwithstanding the termination of this Agreement and Employee’s employment for any reason.

     (j) Third Party Beneficiaries; Assignability. Triarc, its Affiliates and each of the other Affiliates of Deerfield are intended third-party beneficiaries of the provisions of this Agreement. This Agreement may be assigned by Deerfield without the consent of Employee. This Agreement and all of the provisions hereof shall inure to the benefit of and be binding upon Deerfield and its successors and assigns and, to the extent relevant, to Deerfield’s Affiliates and their respective successors and assigns. This Agreement shall inure to the benefit of and be binding upon Employee’s heirs, executives, administrators and legal personal representatives, but Employee may not assign Employee’s rights or obligations hereunder without the prior written consent of Deerfield.

     (k) Effectiveness of This Agreement. Notwithstanding anything to contrary herein, this Agreement shall not become effective until the Effective Date, i.e., if and only if the Transaction is consummated. If the Purchase Agreement is terminated in accordance with its terms, or if the Transaction is not otherwise consummated, then this Agreement shall be of no force or effect, and the Prior Employment Agreement shall remain in effect in accordance with its terms.

     (l) Captions. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and will not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement will be enforced and construed as if no captions had been used in this Agreement.

     (m) Notices. All notices, requests, demands and other communications required or permitted to be given hereunder shall be deemed given upon receipt, and may be given by personal delivery, certified mail (return receipt requested), facsimile or nationally recognized overnight courier service.

If to Employee:

Jonathan W. Trutter
830 Lake Road
Lake Forest, Ill 60045

If to Deerfield:

Deerfield Capital Management LLC
8700 West Bryn Mawr Ave., 12 Floor
Chicago, Illinois 60631
Attention: General Counsel
Fax No.: (773) 380-1695

with a copy to:

Triarc Companies, Inc.
280 Park Avenue
New York, New York 10017
Attention: General Counsel
Fax No.: (212) 451-3216

     (n) Legal Indemnification. Deerfield shall indemnify and hold harmless Employee from and against, and Deerfield shall reimburse Employee’s expenses incurred in connection with, any losses, damages, fines, penalties, liabilities, costs and expenses (including attorneys’ fees and court costs) to which Employee may become subject that arise out of the actions or omissions of Employee in connection with Employee’s activities or alleged activities taken in good faith by Employee in Employee’s capacity as an employee of Deerfield (“Losses”); provided that (i) Employee is in full compliance with all terms, conditions, representations and warranties set forth in this Agreement; (ii) Employee promptly notifies Deerfield of any claim made or litigation filed against Employee; (iii) Employee does not settle or compromise the claim or litigation as to Employee without Deerfield’s prior written consent; and (iv) Deerfield’s own legal counsel shall defend Employee in connection with any such Losses unless otherwise agreed between the parties. Notwithstanding the foregoing, the duty of Deerfield to indemnify and hold harmless Employee and the obligation to reimburse Employee under this Section 8(n) will not extend beyond the maximum protection permitted by the law of the state of incorporation of Deerfield and shall in no event extend to actions or omissions constituting gross negligence, willful misconduct, fraud, misrepresentation, bad faith, criminal conduct or a basis for termination for Cause of Employee’s employment hereunder. To the extent that Deerfield advances Employee any amounts with respect to such Losses, Employee shall repay Deerfield the amount of such advance if it is ultimately determined that Employee is not entitled to be indemnified against such Losses pursuant to this Section 8(n).

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

EMPLOYEE	DEERFIELD CAPITAL MANAGEMENT LLC

/s/ Jonathan W. Trutter	By:	/s/ Marvin Shrear
Jonathan W. Trutter	Name:	Marvin Shrear
	Title:	CFO

EXHIBIT A

GENERAL RELEASE
AND COVENANT NOT TO SUE

     TO ALL WHOM THESE PRESENTS SHALL COME OR MAY CONCERN, KNOW that:

     ___________________ (“Employee”), on Employee’s own behalf and on behalf of Employee’s descendants, dependents, heirs, executors and administrators and permitted assigns, past and present, in consideration for the amounts payable and benefits to be provided to Employee under that Employment Agreement dated as of _______________ , 2004 (the “Employment Agreement”) by and between Employee and Deerfield Capital Management LLC, a Delaware limited liability company (the “Company”) and wholly-owned subsidiary of Deerfield & Company LLC, an Illinois limited liability company (“D&C”) does hereby covenant not to sue or pursue any litigation (or file any charge or otherwise correspond with any Federal, state or local administrative agency) against, and waives, releases and discharges the Company, D&C, Triarc Companies, Inc. and their respective assigns, affiliates, subsidiaries, parents, predecessors and successors, and the past and present shareholders, employees, officers, directors, representatives and agents or any of them (collectively, the “Company Group”), from any and all claims, demands, rights, judgments, defenses, actions, charges or causes of action whatsoever, of any and every kind and description, whether known or unknown, accrued or not accrued, that Employee ever had, now has or shall or may have or assert as of the date of this General Release and Covenant Not to Sue against the Company Group, including, without limiting the generality of the foregoing, any claims, demands, rights, judgments, defenses, actions, charges or causes of action related to employment or termination of employment or that arise out of or relate in any way to the Age Discrimination in Employment Act of 1967 (“ADEA,” a law that prohibits discrimination on the basis of age), the National Labor Relations Act, the Civil Rights Act of 1991, the Americans With Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act, the Sarbanes-Oxley Act of 2002, all as amended, and other Federal, state and local laws relating to discrimination on the basis of age, sex or other protected class, all claims under Federal, state or local laws for express or implied breach of contract, wrongful discharge, defamation, intentional infliction of emotional distress, and any related claims for attorneys’ fees and costs; provided, however, that nothing herein shall release any member of the Company Group from any of its obligations to Employee under the Employment Agreement or any rights Employee may have to indemnification under any charter or by-laws (or similar documents) of any member of the Company Group. In addition, nothing herein shall release any rights Employee may have pursuant to the D&C LLC Agreement (as that term is defined in the Employment Agreement). Employee further agrees that this General Release and Covenant Not to Sue may be pleaded as a full defense to any action, suit or other proceeding covered by the terms hereof that is or may be initiated, prosecuted or maintained by Employee, Employee’s heirs or assigns. Notwithstanding the foregoing, Employee understands and confirms that Employee is executing this General Release and Covenant Not to Sue voluntarily and knowingly, and this General Release and Covenant Not to Sue shall not affect Employee’s right to claim otherwise under ADEA. In addition, Employee shall not be precluded by this General Release and Covenant Not to Sue from filing a charge with any relevant Federal, State or local administrative agency, but Employee agrees not to participate in any such administrative proceeding (other than any proceeding brought by the Equal Employment Opportunity Commission), and agrees to waive Employee’s rights with respect to any monetary or other financial relief arising from any such administrative proceeding.

     In furtherance of the agreements set forth above, Employee hereby expressly waives and relinquishes any and all rights under any applicable statute, doctrine or principle of law restricting the right of any person to release claims that such person does not know or suspect to exist at the time of executing a release, which claims, if known, may have materially affected such person’s decision to give such a release. In connection with such waiver and relinquishment, Employee acknowledges that Employee is aware that Employee may hereafter discover claims presently unknown or unsuspected, or facts in addition to or different from those that Employee now knows or believes to be true, with respect to the matters released herein. Nevertheless, it is the intention of Employee to fully, finally and forever release all such matters, and all claims relating thereto, that now exist, may exist or theretofore have existed, as specifically provided herein. The parties hereto acknowledge and agree that this waiver shall be an essential and material term of the release contained above. Nothing in this paragraph is intended to expand the scope of the release as specified herein.

     This General Release and Covenant Not to Sue shall be governed by and construed in accordance with the laws of the State of Illinois, applicable to agreements made and to be performed entirely within such State.

     To the extent that Employee is forty (40) years of age or older, this paragraph shall apply. Employee acknowledges that Employee has been offered a period of time of at least twenty-one (21) days to consider whether to sign this General Release and Covenant Not to Sue, which Employee has waived, and the Company agrees that Employee may cancel this General Release and Covenant Not to Sue at any time during the seven (7) days following the date on which this General Release and Covenant Not to Sue has been signed by all parties to this General Release and Covenant Not to Sue. In order to cancel or revoke this General Release and Covenant Not to Sue, Employee must deliver to the General Counsel of the Company written notice stating that Employee is canceling or revoking this General Release and Covenant Not to Sue. If this General Release and Covenant Not to Sue is timely cancelled or revoked, none of the provisions of this General Release and Covenant Not to Sue shall be effective or enforceable and the Company shall not be obligated to make the payments to Employee or to provide Employee with the other benefits described in the Employment Agreement and all contracts and provisions modified, relinquished or rescinded hereunder shall be reinstated to the extent in effect immediately prior hereto.

     Employee acknowledges and agrees that Employee has entered into this General Release and Covenant Not to Sue knowingly and willingly and has had ample opportunity to consider the terms and provisions of this General Release and Covenant Not to Sue.

     IN WITNESS WHEREOF, the parties hereto have caused this General Release and Covenant Not to Sue to be executed on this _______ day of ______________, _____.

[Employee]

DEERFIELD CAPITAL MANAGEMENT LLC

By:
Name:
Title: